Exhibit 10.2

CARMAX, INC.

NOTICE OF MARKET STOCK UNIT GRANT

[Date]

Dear	:

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company. Accordingly, I am pleased to inform you that, as of                      (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Market Stock Units of the Company (the “Market Stock Units”) as set forth herein.

The Market Stock Units are a form of Restricted Stock Units under the Plan and are subject to the provisions of the Plan. The Committee administers the Plan. The terms of the Plan are incorporated into this Notice of Market Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way. Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20     are available from the Company’s corporate secretary at (804) 747-0422.

Number of Market Stock Units:
Grant Date Fair Market Value:

A.	Vesting of Market Stock Units

Except as otherwise provided in this Notice of Grant, all the Market Stock Units will vest and become nonforfeitable on [THREE YEAR ANNIVERSARY DATE] (the “Specified Date”) or such earlier date as may be provided in this Notice of Grant or the Plan (collectively, the “Vesting Date”) provided you continue to be employed by the Company or one of its Subsidiaries from the Grant Date until the Vesting Date. No Market Stock Units may vest after the Specified Date and all unvested Market Stock Units on the Specified Date will terminate and be completely forfeited. If prior to any Vesting Date, your employment with the Company and its Subsidiaries terminates for any reason other than those described in Sections B.1, B.2, or B.3, then the Market Stock Units (and any related dividend equivalent rights) subject to this Notice of Grant shall terminate and be completely forfeited on the date of such termination of your employment. To the extent that you do not vest in any Market Stock Units, all interest in such units, the related shares of Company Stock, and any related dividend equivalent rights shall be forfeited. You shall have no right or interest in any Market Stock Unit or related share of Company Stock that is forfeited. Prior to payment, the Market Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

B.	Additional Vesting and Forfeiture Provisions

1.

Termination Without Cause or for Good Reason. If (a) the Company terminates your employment with the Company or one of its Subsidiaries for any reason other than Cause (as defined in Section B.5), or (b) you have an effective severance or employment agreement with the

Company or one of its Subsidiaries and you terminate your employment for “Good Reason” (as defined in such agreement), if applicable, then all of your Market Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

2.	Death or Disability. If your employment by the Company or one of its Subsidiaries terminates because you die or become Disabled, all Market Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

3.	Retirement. If (a) your employment with the Company or one if its Subsidiaries terminates, (b) such termination is not for Cause, not due to your death or Disability, and not otherwise covered by Section B.1, and (c) as of the date of the termination you have: (i) attained 55 years of age and completed ten years or more of continuous employment with the Company or its Subsidiaries; (ii) attained 62 years of age and completed seven years or more of continuous employment with the Company or its Subsidiaries; or (iii) attained 65 years of age and completed five years or more of continuous employment with the Company or its Subsidiaries; then all Market Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

4.	Change of Control. In the event of a Change of Control, all Market Stock Units shall vest in accordance with the following: (a) 50% of your Market Stock Units shall vest effective upon the date of the Change of Control; and (b) 50% of your Market Stock Units shall vest effective upon the one-year anniversary of the date of the Change of Control. Notwithstanding the foregoing, in the event that any of your Market Stock Units would have vested sooner than the one-year anniversary of the date of the Change of Control (based upon the vesting schedule set forth in Section A hereof or any other terms or conditions affecting vesting rights contained herein), such sooner Vesting Date shall apply to such Market Stock Units.

5.	Termination For Cause. Upon termination of your employment with the Company or one of its Subsidiaries for Cause, and notwithstanding anything in Section B to the contrary, your Market Stock Units will immediately and automatically without any action on the part of you or the Company, be forfeited, effective as of the date of your termination. For purposes of this Notice of Grant, “Cause” shall mean the following: (a) if you have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of “Cause,” then “Cause” shall have the meaning set forth in your employment or severance agreement; or (b) if you do not have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of “Cause,” then “Cause” shall mean that the Company or one of its Subsidiaries has any reason to believe any of the following: (i) you have committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty; (ii) you have been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto); (iii) you have used, possessed or distributed any illegal drug; (iv) you have committed any misconduct that may subject the Company or one of its Subsidiaries to criminal or civil liability; (v) you have breached your duty of loyalty to the Company or one of its Subsidiaries, including, without limitation, the misappropriation of any of the Company’s or its Subsidiaries’ corporate opportunities; (vi) you have committed a serious violation or violations of any Company policy or procedure; (vii) you refuse to follow the lawful instructions of any Company management; (viii) you have committed any material misrepresentation in the employment application process; (ix) you have committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of the Company or one of its Subsidiaries; or (x) you have continually failed to perform substantially your duties with the Company or one of its Subsidiaries.

6.	Change in Full-Time Employment Status. In the event that your employment with the Company or one of its Subsidiaries changes from full-time to part-time for any reason, and notwithstanding the terms of Section B.3, your Market Stock Units will be immediately forfeited, effective as of the date of the change. Employees on authorized leave (as determined under the Company’s or its Subsidiary’s authorized leave policy) will not be considered as having terminated merely by reason of the leave.

C.	Payment for Market Stock Units

1.	Payment Schedule.

Payment for your Market Stock Units shall be made in shares of Company Stock upon the earliest to occur of the three payment dates set forth below (each, a “Payment Date”).

a)	Specified Date

One hundred percent (100%) of the unpaid Market Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the Specified Date.

b)	Separation from Service

One hundred percent (100%) of the unpaid Market Stock Units (and related dividend equivalent rights), if vested, shall be paid upon your “Separation from Service” (as defined in Code section 409A) due to the Company involuntarily terminating your employment other than for Cause or due to you terminating your employment for Good Reason, if applicable (collectively, an “Involuntary Separation”).

In the event payment is made pursuant to your Involuntary Separation, such payment shall be made on the 60th day following your Involuntary Separation. Notwithstanding anything herein to the contrary, distributions may not be made to an individual who is a Key Employee (as defined below) as of his or her Involuntary Separation before the date which is six (6) months after the date of the Key Employee’s Involuntary Separation (the “Key Employee Delay Period”). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of the Key Employee Delay Period. For purposes of this award, Key Employee means an employee who, as of December 31st of a calendar year, meets the requirements of Code section 409A(a)(2)(B)(i) to be treated as a “specified employee” of the Company, i.e., a key employee (as defined in Code section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)). If you meet the criteria in the preceding sentence, you will be considered a Key Employee for purposes of the Plan and this award for the 12-month period commencing on the next following April 1.

c)	Change of Control

Fifty percent (50%) of the Market Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the occurrence of an event that is both a “Change in Control Event” (as defined under Code section 409A(a)(2)(A)(v)) and a Change of Control. Upon the one-year anniversary of the occurrence of an event that is both a Change in Control Event and a Change of Control, the remaining fifty percent (50%) of the Market Stock Units (and related dividend equivalent rights), if vested, shall be paid; provided, however, that if any of the events listed under headings (C)(1)(a) or (b) above occurs after the occurrence of an event that is both a Change in Control Event and a Change of Control but before the one-year anniversary of the occurrence of an event that is both a Change in Control Event and a Change of Control, then the remaining fifty percent (50%) of the Market Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the earliest to occur of, and in accordance with, the events listed under headings (C)(1)(a) or (b) above.

D.	Number of Shares of Company Stock To Be Paid

The number of shares of Company Stock that will be paid in accordance with Section C shall be determined on the applicable Payment Date in accordance with the following formula:

(Number of vested Market Share Units payable on the Payment Date)

multiplied by

((the Payment Date Fair Market Value) divided by (the Grant Date Fair Market Value)).

For purposes of the formula set forth above:

1.	Grant Date Fair Market Value. The Grant Date Fair Market Value, which is set forth on page one of this Notice of Grant, shall be equal to the volume-weighted average trading price of the Company Stock occurring on the New York Stock Exchange on the Grant Date.

2.	Payment Date Fair Market Value. The Payment Date Fair Market Value shall be equal to the average of the closing price of the Company Stock occurring on the New York Stock Exchange on the Payment Date and the 39 trading dates immediately preceding the Payment Date.

3.	Maximum Cap. Notwithstanding the calculation set forth in the preceding paragraph, the Payment Date Fair Market Value shall be capped at two times the Grant Date Fair Market Value.

4.	Expiration upon Payment. Upon each issuance or transfer of shares of Company Stock in accordance with this Notice of Grant, the portion of the Market Stock Units attributable to such issuance or transfer shall be extinguished and such number of Market Stock Units will not be considered to be held by you for any purpose.

E.	No Shareholder Rights

The Market Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Market Stock Units.

F.	Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Market Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date. The dividend equivalent rights shall be converted into additional Market Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in additional shares of Company Stock when the payment for the corresponding Market Stock Unit is made. Such additional Market Stock Units shall be subject to the same forfeiture restrictions as apply to the Market Stock Unit to which they relate and shall be converted into shares of Company Stock using the same formula, Grant Date Fair Market Value and Payment Date Fair Market Value set forth above.

G.	Tax Withholding

The Company or its Subsidiary may withhold from your Market Stock Units or payments under Section C. the amount of taxes required by any federal, state, or local government to be withheld or otherwise deducted and paid with respect to the vesting and payment of your Market Stock Units (“Tax Withholdings”), including without limitation, the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. At its discretion, the Company or its Subsidiary may require you to reimburse it for any Tax Withholdings and withhold any payments, in whole or in part, until the Company or its Subsidiary is so reimbursed. The Company or its Subsidiary shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company or its Subsidiary to you, including from your wages or commissions, an amount equal to any Tax Withholdings. The Company or its Subsidiary shall report the payment of any Tax Withholdings and other related information to the appropriate governmental agencies as required under applicable laws.

H.	Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Market Stock Units, the Grant Date Fair Market Value, and the Payment Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Market Stock Units that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

I.	Miscellaneous

The grant of these Market Stock Units does not obligate the Company or any of its Subsidiaries to continue your employment. If there is any litigation involving Market Stock Units, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

J.	409A Compliance

The Market Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

K.	Acceptance

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way. You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,

[Name, Title]

ACCEPTED:

Signature

Printed Name	Employee ID Number

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